                                                                  EXHIBIT 10.10

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         This Amended and Restated Employment Agreement (the "Agreement") is entered into as of October 28, 1998, by and between James C. Reed, Jr. ("Employee"), and Tesoro Petroleum Corporation, a Delaware corporation (the "Company").

                                   Recitals:

         A. The Company and Employee are parties to an Employment Agreement dated December 14, 1994, including all amendments and restatements thereto prior to the date hereof (the "Prior Agreement").

         B. The Company wishes to continue the employment of Employee as its Executive Vice President, General Counsel and Secretary; as such, Employee shall have certain responsibilities and shall receive certain compensation and benefits.

         C. Employee and the Company wish to formalize the continuation of this employment relationship by amending and restating the Prior Agreement, including extending its term, and by setting forth certain additional agreements between Employee and the Company.

         THE PARTIES AGREE AS FOLLOWS:

         1. Employment and Duties. During the term of this Agreement, the Company agrees to employ Employee as Executive Vice President, General Counsel and Secretary, and Employee agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement. Employee shall devote substantially all of his business time, energy and skill to the affairs of the Company as the Company, acting through its Board of Directors or its Chief Executive Officer, shall reasonably deem necessary to discharge Employee's duties in such capacity. Employee may participate in social, civic, charitable, religious, business, educational or professional associations, so long as such participation would not materially detract from Employee's ability to perform his duties under this Agreement. Employee shall not engage in any other business activity during the term of this Agreement without the prior written consent of the Company, other than the passive management of Employee's personal investments or activities which would not materially detract from Employee's ability to perform his duties under this Agreement.

         2. Compensation.

         (a) Salary; Withholding. During the term of this Agreement, the Company shall pay Employee a base salary of $350,000 per year, payable in arrears in equal bi-weekly installments ("Base Salary"). The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee. The Company's Board of Directors may, in its sole discretion, review and adjust upward Employee's Base Salary from time to time, but no downward adjustment in Employee's Base Salary may be made during the term of this Agreement.

         (b) Annual Incentive Plan. The Company shall maintain an Annual Incentive Compensation Plan for executive officers in which the Employee shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate Committee thereof.

         (c) Stock Options and Other Incentive Grants. The Employee shall be entitled to receive stock options and restricted stock and other long-term incentive plan grants under the Company's plans in effect from time to time, if any, commensurate with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof.

         (d) Flexible Perquisites Arrangement. The Employee shall receive annually a stipulated amount of $20,000 which will be expended by the Company on behalf of the Employee or paid to the Employee, at the Employee's election, to cover various business-related expenses such as monthly dues for country, luncheon or social clubs, automobile expenses and financial and tax planning expenses. The Employee may elect at any time by written notice to the Company to receive any of such stipulated amount which has not been paid to or on behalf of the Employee. In addition, the Company will pay on behalf of the Employee up to $15,000 to pay an initiation fee or fees for a country, luncheon or social club or clubs and will pay directly to the Employee an amount equal to 65 percent of the amount so paid on the Employee's behalf to offset the applicable income tax expense to the Employee. In addition, the Company will pay additional initiation fees and reimburse the Employee for related tax expenses to the extent the Board of Directors or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.

         (e) Other Benefits. Employee shall be eligible to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its management executives, including, without limitation, those listed on Exhibit A, in the same manner and at least at the same participation level as other senior management executives.

         3. Business Expenses. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with Company policies.

         4. Term. This Agreement shall commence effective as of October 28, 1998, and, if not terminated earlier as herein provided, shall terminate on the second anniversary date hereof, provided that, if the Company has not given a notice of termination of employment in accordance with the following sentence, the term of the Employee's employment hereunder shall automatically be extended for an additional year on each anniversary date of this Agreement. Notwithstanding the foregoing, the Company, at any time, may give the Employee a notice of termination of the Employee's employment under this Agreement by delivering to the Employee a written notice to such effect. The termination of employment of the Employee shall be effective 30 days after such notice by the Company. If a notice of termination of employment is given in accordance herewith, the Employee shall be deemed to have been involuntarily terminated by the Company without cause for purposes hereof and the Employee shall be entitled to the benefits provided in Section 5 (or Section 9 as applicable) of this Agreement.

         5. Termination by the Company Without Cause, Termination by Employee for "Good Reason." The Company may, by delivering 30 days prior written notice to Employee, terminate Employee's employment at any time without cause, and the Employee may, by delivering 30 days prior written notice to the Company, terminate Employee's employment for "Good Reason," as defined below. If such termination without cause or for Good Reason occurs, Employee shall be entitled to receive a lump-sum payment equal to the sum of (a) two times the sum of (i) his Base Salary at the then current rate and (ii) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Employee for the year in which the termination occurs and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Employee for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Employee shall also receive all earned but unpaid bonuses for the year prior to the year in which the termination occurs and shall receive (i) for a period of two years following termination of employment, continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the stipulated flexible perquisites amount pursuant to Section 2(d), and (iii) two years additional service credit under the current non-qualified supplemental pension plans, or successors thereto, of the Company applicable to the Employee on the date of termination. All unvested stock options held by Employee on the date of the termination shall become immediately vested and all restrictions on restricted stock then held by the Employee shall terminate. For purposes of this Section 5 and Section 8, the provisions of such sections shall not apply to awards under the 1998 Performance Incentive Compensation Plan.

         For purposes of this Section 5, "Good Reason" shall mean the occurrence of any of the following events:

         (a) Removal, without the consent of Employee in writing, from one or more of the offices Employee holds on the date of this Agreement or a material reduction in Employee's authority or responsibility but not termination of Employee for "cause," as defined below; or

         (b) The Company otherwise commits a material breach of this Agreement.

         The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this Section 5.

         6. Termination upon Death or Disability. If the Employee's employment is terminated because of death or on account of his becoming permanently disabled (as defined below), the Employee, or his estate, if applicable, shall be entitled to receive the Employee's Base Salary earned pro rata to the date of his termination of employment, plus all earned but unpaid bonuses for the year prior to the year in which the termination occurs. All unvested stock options held by the Employee on the date of termination shall become immediately vested and all restrictions on restricted stock held by the Employee shall terminate.

         For purposes of this Agreement, Employee shall be deemed to be "permanently disabled" if Employee shall be considered to be permanently and totally disabled in accordance with the Company's Long-Term Disability Income Plan. If there should be a dispute between the Company and Employee as to Employee's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the San Antonio, Texas Medical Association. The parties agree to be bound by the final decision of such physician or psychiatrist.

         7. Termination by the Company for Cause. The Company may terminate this Agreement at any time if such termination is for "cause," as defined below, by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee at least 30 days to cure the cause. In the event the employment of Employee is terminated for "cause," Employee shall be entitled only to his Base Salary earned pro rata to his date of termination, with no entitlement to any base salary continuation payments or benefit continuation (except as specifically provided by the terms of an employee benefit plan of the Company). Except as otherwise provided in this Agreement, the determination of whether Employee is terminated for "cause" shall be made by the Board of Directors of the Company, in the reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

         (a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

         (b) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities;

         (c) Material breach of fiduciary duty to the Company through the misappropriation of Company funds or property; or

         (d) The unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during a period of 45 working days.

         8. Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering 30 days written notice to the Company. In the event of such voluntary termination other than for "Good Reason," as defined above, Employee shall be entitled to his Base Salary earned pro rata to the date of his resignation, plus unpaid bonuses for the year prior to the year in which the termination occurs, but no base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company). On or after the date the Company receives notice of Employee's resignation, the Company may, at its option, pay Employee his Base Salary through the effective date of his resignation and terminate his employment immediately.

         9. Termination Following Change of Control. Notwithstanding anything to the contrary contained herein, should Employee at any time within two years of a change of control cease to be an employee of the Company (or its successor), by reason of (i) involuntary termination by the Company (or its successor) other than for "cause" (following a change of control, "cause" shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), or a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property), or (ii) voluntary termination by Employee for "good reason upon change of control" (as defined below), the Company (or its successor) shall pay to Employee within ten days of such termination the following severance payments and benefits:

         (a) A lump-sum payment equal to three times the Base Salary at the then current rate;

         (b) A lump-sum payment equal to the sum of (i) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to the Employee for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Employee for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and

         (c) A lump-sum payment equal to the amount of any earned but unpaid bonuses to which the Employee is entitled under any incentive bonus plan.

         The Company (or its successor) shall also provide (i) for a period of three years following termination of employment continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the stipulated flexible perquisites amount pursuant to Section 2(d); and (iii) three years additional service credit under the current non-qualified supplemental pension plans, or successors thereto, of the Company applicable to the Employee on the date of termination.

         The Company agrees that if remuneration or benefits of any form paid to Employee by the Company or any trust funded by the Company during or after his employment with the Company are excess parachute payments as defined in
Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and are subject to the 20 percent excise tax imposed by Section 4999 of the Code, the Company shall pay Employee a bonus no later than seven days prior to the due date for the excise tax return in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual margin rate. It is the intention of the parties that the bonus be "grossed up" so that the bonus contains sufficient funds to pay the excise and all additional federal income taxes due as a result of the bonus payment so that Employee will suffer no detriment from the excise tax payable as a result of the excess parachute payments.

         For purposes of this Agreement, a "change of control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         For purposes of this Section 9, "good reason upon change of control" shall exist if any of the following occurs:

         (i) without Employee's express written consent, the assignment to Employee of any duties inconsistent with the employment of Employee to the positions set forth in Section 1, or a significant diminution of Employee's positions, duties, responsibilities and status with the Company from those immediately prior to a change of control or a diminution in Employee's titles or offices as in effect immediately prior to a change of control, or any removal of Employee from, or any failure to reelect Employee to, any of such positions;

         (ii) a reduction by the Company in Employee's Base Salary in effect immediately prior to a change of control;

         (iii) the failure by the Company to continue in effect any thrift, stock ownership, pension, life insurance, health, dental and accident or disability plan in which Employee is participating or is eligible to participate at the time of the change of control (or plans providing Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefits enjoyed by Employee at the time of the change of control or the failure by the Company to provide the Employee with the number of paid vacation days to which Employee is entitled in accordance with the vacation policies of the Company in effect at the time of a change of control;

         (iv) the failure by the Company to continue in effect any incentive plan or arrangement (including without limitation, the Company's Incentive Compensation Plan and similar incentive compensation benefits) in which Employee is participating at the time of a change of control (or to substitute and continue other plans or arrangements providing the Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control;

         (v) the failure by the Company to continue in effect any plan or arrangement with respect to securities of the Company (including, without limitation, any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which Employee is participating at the time of a change of control (or to substitute and continue plans or arrangements providing the Employee with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any change of control or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any such plan;

         (vi) the relocation of the Company's principal executive offices to a location outside the San Antonio, Texas, area, or the Company's requiring Employee to be based anywhere other than at the location of the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Employee's present business travel obligations, or, in the event Employee consents to any such relocation of the Company's principal executive or divisional offices, the failure by the Company to pay (or reimburse Employee for) all reasonable moving expenses incurred by Employee relating to a change of Employee's principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the fair market value thereof as determined by the highest of three appraisals from Member Appraisal Institute-approved real estate appraisers reasonably satisfactory to both Employee and the Company at the time the Employee's principal residence is offered for sale in connection with any such change of residence);

         (vii) any material breach by the Company of any provision of this Agreement;

         (viii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

         (ix) any purported termination of Employee's employment by the Company other than termination for cause fully in compliance with this Agreement and for purposes of this Agreement, no such purported termination shall be effective.

         In the event of a change of control as "change of control" is defined in any stock option plan or stock option agreement pursuant to which the Employee holds options to purchase Common Stock of the Company, Employee shall retain the rights to all accelerated vesting and other benefits under the terms of such plans and agreements.

         The Company shall pay any attorney fees incurred by Employee in reasonably seeking to enforce the terms of this paragraph.

         10. Exclusivity of Termination Provisions. The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated, are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled at law, in equity, or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of this Agreement are not subject to modification, whether orally, impliedly or in writing, unless any such modification is mutually agreed upon and signed by the parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit or modify any rights or benefits the Employee may have or be entitled to receive under any employee benefit plan, program, strategy or arrangement applicable to the Employee, including, without limitation, those listed in Exhibit A.

         11. Vacation. Employee shall be entitled to the greater of five weeks vacation annually or the number of weeks annually in accordance with Company policy as in effect from time to time. In the event Employee does not use his entire vacation time in any year, Employee shall be entitled to carry over unused vacation into the following year until his accrued vacation reaches six weeks or such greater period as may be permitted under the Company's vacation policy for management executives.

         12. Nondisclosure. During the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company (or any of its subsidiaries), except as required by applicable law or legal process; provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company (or any of its subsidiaries).

         13. Noncompetition. The Company and Employee agree that the services rendered by Employee hereunder are unique and irreplaceable. Employee hereby agrees that, during the term of this Agreement and for a period of one year thereafter, he shall not (except in the course of his employment under this Agreement and in furtherance of the business of the Company (or any of its subsidiaries)) (i) engage in as principal, consultant or employee in any segment of a business of a company, partnership or firm ("Business Segment") that is directly competitive with any significant business of the Company in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of a less than 5 percent interest in a publicly traded firm or mutual fund, or as a minority stockholder or unitholder in a firm not publicly traded) in a company, partnership, or firm with a Business Segment that is directly competitive with the Company, without prior written consent of the Company.

         14. Remedies. Employee acknowledges that irreparable damage would result to the Company if the provisions of paragraph 12 or 13 above are not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with such provisions.

         15. Miscellaneous.

         (a) Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties which may have related to the subject matter contained in this Agreement, including without limitation the Prior Agreement.

         (b) Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

         (c) Governing Law; Jurisdiction. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.

         (d) Employee's Representations. Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

         (e) Company's Representations. Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach of any other agreement between Company and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         The Company further represents and warrants that sufficient shares are available and will remain available under the Company's stock option plan(s) to fund stock option awards under the Prior Agreement and under the stock option agreement(s) entered into in connection therewith. With respect to such stock options, the Company warrants that such plan(s) meets all of the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Company shall be in continuous compliance with all applicable registration requirements with respect to the Company's Common Stock issued under any such stock option agreement. Upon exercise of such stock options, all shares subject thereto will be fully paid and non-assessable.

         (f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (g) Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Company nor Employee may assign any duties under this Agreement without the prior written consent of the other.

         (h) Limitation. This Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Employee in any capacity, or limit the right of the Company or Employee to terminate Employee's employment.

         (i) Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or facsimile, as the case may be, to the respective persons named below.

         If to the Company:                Chief Executive Officer
                                           Tesoro Petroleum Corporation
                                           8700 Tesoro Drive
                                           San Antonio, Texas 78217

         If to the Employee:               James C. Reed, Jr.
                                           9050 Bat Cave Loop
                                           San Antonio, Texas 78266

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       COMPANY:           TESORO PETROLEUM CORPORATION



                                          By /s/ BRUCE A. SMITH
                                          ------------------------------------
                                          Bruce A. Smith
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer



                       EMPLOYEE:          /s/ JAMES C. REED, JR.
                                          ------------------------------------
                                          James C. Reed, Jr.

                                                                      Exhibit A

                                BENEFITS LISTING



1.       Group Health Plan

2.       Group Life and Accidental Death & Dismemberment Plan

3.       Short Term Disability Income Plan

4.       Long Term Disability Income Plan

5.       Business Travel Accident Insurance Plan

6.       Tesoro Petroleum Corporation Thrift/401K Plan

7.       Tesoro Petroleum Corporation Retirement Plan

8.       Tesoro Petroleum Corporation Amended Executive Security Plan

9.       Tesoro Petroleum Corporation Funded Executive Security Plan

10.      Tax Preparation and Financial Planning